Exhibit 99.1

Contact: Matthew P. Deines President & CEO (360) 457-0461

First Northwest Bancorp Completes Private Placement of $40.0 Million of Subordinated Notes

PORT ANGELES, WA, March 25, 2021 – First Northwest Bancorp (the “Company”) (NASDAQ: FNWB), parent company of First Federal Savings and Loan Association of Port Angeles (the “Bank”), today announced the completion of its private placement with registration rights of $40.0 million in ten year fixed-to-floating rate subordinated notes due 2031 (the “Notes”) to certain qualified institutional buyers and institutional accredited investors. The Notes bear a fixed interest rate of 3.75% per annum, from and including the closing date to but excluding March 30, 2026, payable semi-annually in arrears. From and including March 30, 2026, to but excluding the maturity date or early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to the then current three-month SOFR (provided, however, that in the event three-month SOFR is less than zero, three-month SOFR shall be deemed to be zero) plus 300 basis points. The Company is entitled to redeem the Notes, in whole or in part, on any interest payment date on or after March 30, 2026, or at any time, in whole but not in part, upon certain other specified events prior to the Notes’ maturity on March 30, 2031.

The Company intends to use the net proceeds from the offering for general corporate purposes. Chief Executive Officer Matthew Deines stated, “We are very pleased to have successfully completed this offering. We are especially appreciative of the strong investor support we received for our company. This capital will serve us well as we continue to grow and diversify our franchise.”

Piper Sandler & Co. served as the sole placement agent for the offering. Miller Nash Graham & Dunn LLP served as legal counsel to the Company and Sheppard, Mullin, Richter & Hampton LLP served as legal counsel to the placement agent.

This press release is for informational purposes only and shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation of an offer to buy the Notes, nor shall there be any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About First Northwest Bancorp

First Northwest Bancorp (‘the Company”) is a Washington-chartered, community-based savings bank, primarily serving Western Washington, with 10 branches across Western Washington: six located within Clallam and Jefferson counties, two in Kitsap County, and two in Whatcom County. In addition to branch locations, a Lending Center is located in King County.

The Company's headquarters are located at 105 West 8th Street in Port Angeles, Washington. The Company’s common stock is traded on the Nasdaq Composite under the symbol “FNWB.” As of December 31, 2020, the Company had consolidated assets of $1.7 billion.

Note: Transmitted on Globe Newswire on March 25, 2021, at 2:00 p.m. PT.